Exhibit 99.2

Dear Hythiam investors and collegues:

We are pleased to inform you that  Hythiam, Inc. has completed its private placement offering in the amount of  $20.6 million, or approximately $20 million after transaction costs.  On September 29, 2003, Hythiam also  completed its merger with Alaska Freightways, Inc. (AKFW).  An 8-K will be  filed before the market opens on September 30, 2003.  The trading symbol on the OTCBB will  continue to be AKFW until Hythiam is assigned a new trading symbol.  The  company will be applying for a listing on NASDAQ or AMEX in the near future.   Additional information on Hythiam will be available on the company’s  website, Hythiam.com.

As we look forward to our promising future, we thank you for your continuing support.

Hythiam,  Inc.